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                                                                  EXHIBIT 8.1 TO
                                                          REGISTRATION STATEMENT
                                                                     ON FORM S-4

                  [Letterhead of Brobeck, Phleger & Harrison]


                                                                    June 6, 1994


Coram Healthcare Corporation
One Lakeshore Centre
33281 Guasti Road, Suite 700
Ontario, California 91761

T2 Medical, Inc.
1121 Alderman Drive
Alpharetta, Georgia 30202

                RE: Coram Acquisition of T2 Medical/Tax Opinion

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the acquisition of T2 Medical, Inc. ("T2") by Coram Healthcare Corporation ("Coram"). The acquisition will be accomplished by a merger of a wholly owned subsidiary of Coram, T2 Acquisition Company ("Subsidiary"), with and into T2 (the "Merger") pursuant to an Agreement and Plan of Merger dated as of February 6, 1994, as amended on May 25, 1994 (as amended, the "Merger Agreement"), among Coram, T2, Subsidiary and other parties.

     In rendering the opinion expressed herein, we have reviewed the Merger Agreement and the Proxy Statement describing the Merger (the "Proxy Statement"). Terms not otherwise defined in this letter shall have the meaning ascribed to them in the Proxy Statement.

     We have relied upon the accuracy of the factual statements and representations set forth in the Merger Agreement and the Proxy Statement. In addition, we have relied upon certain further representations relating to the Merger provided by Coram, T2 and certain shareholders of T2. This opinion is expressly conditioned upon the accuracy, as of the effective time of the Merger (the "Effective Time"), of the aforementioned factual statements and representations. We have not undertaken, nor are we in a position to undertake, any independent investigation to verify the accuracy of such factual statements or representations.

FACTS RELATING TO THE MERGER

     Based on the aforementioned statements and representations, we understand the relevant facts relating to the Merger to be as follows:

     (i) Coram, T2 and Subsidiary are Delaware corporations.

     (ii) At the Effective Time, Subsidiary will be merged with and into T2 in accordance with the applicable provisions of the Delaware General Corporation Law. T2 will be the surviving corporation, and the separate existence of Subsidiary will cease as a result of the Merger. T2 will succeed to all assets, rights, liabilities and obligations of Subsidiary as a matter of law and will otherwise continue unaffected and unimpaired by the Merger. Each outstanding share of Subsidiary's stock will be converted into one share of common stock of T2.

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     (iii) At the Effective Time, all issued and outstanding shares of T2 common stock ("T2 Stock") will automatically be converted into shares of Coram common stock ("Coram Stock") in accordance with the terms of the Merger Agreement. At the Effective Time T2 will have no capital stock outstanding other than the T2 Stock.

     (iv) No fractional shares of Coram Stock will be issued in connection with the Merger. Each T2 shareholder who otherwise would be entitled to a fractional share of Coram Stock will be entitled to a cash payment in lieu of such fractional shares as prescribed in the Merger Agreement.


     (v) The Coram Stock to be issued to each T2 shareholder in the Merger is intended to represent fair consideration for the T2 Stock to be surrendered in exchange therefor.


     (vi) The T2 shareholders do not, and will not on or before the Effective Time, have a plan or intention to sell, exchange, or otherwise dispose of Coram Stock to be received in the Merger (or to dispose of T2 Stock in anticipation of the Merger) such that the shareholders of T2 will not receive or retain a meaningful continuing equity ownership in Coram that is sufficient to satisfy the continuity of interest requirements as specified in Section 1.368-1(b) of the Treasury Regulations and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

     (vii) Coram has no present plan or intention to reacquire any of the shares of Coram Stock to be issued in the Merger.

     (viii) Coram has no present plan or intention to liquidate T2 to merge T2 with or into another corporation after the Merger, or to cause T2 to sell or otherwise dispose of any of its assets after the Merger (except for dispositions of assets made in the ordinary course of business or the payment of expenses incurred by T2 pursuant to the Merger).

     (ix) Subsidiary will have no liabilities that are assumed by T2 in the Merger and will not transfer to T2 any assets subject to liabilities in the Merger.

     (x) Prior to the Merger, Coram will be in control of Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     (xi) Coram has no plan or intention to cause T2 to issue additional shares of its stock that would result in Coram losing "control" of T2 within the meaning of Section 368(c) of the Code.


     (xii) Following the Merger, Coram will cause T2 to continue its infusion therapy business.


     (xiii) Coram, T2 and the shareholders of T2 will each pay their own expenses incurred in connection with the Merger.

     (xiv) There is no intercorporate indebtedness existing between Coram and T2 that was issued, acquired, settled or that will be settled at a discount.

     (xv) Coram does not own, nor has it ever owned, any shares of the stock of T2.

     (xvi) No two parties to the Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     (xvii) On the date of the Merger, the fair market value of the assets of T2 will exceed its liabilities.

     (xviii) Neither Coram, T2 nor Subsidiary is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (xix) The payment of cash in lieu of fractional shares of Coram Stock is solely for the purpose of avoiding the expense and inconvenience to Coram of issuing fractional shares and does not represent separately bargained-for consideration. No T2shareholder will receive cash in an amount equal to or greater than the value of one full share of Coram Stock.

     (xx) Following the Merger, T2 will hold "substantially all" of its and Subsidiary's assets within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder. For this

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purpose, any amounts paid by T2 or Subsidiary to T2 shareholders who receive cash or other property, any amounts used by T2 or Subsidiary to pay reorganization expenses, and any redemptions and distributions (except for regular, normal dividends) made by T2 in contemplation of the Merger, in connection with the Merger and/or pursuant to a plan or intention at the Effective Time will be included as assets held by T2 or Subsidiary, respectively, immediately prior to the Merger and not held by T2 or Subsidiary after the Merger.

     (xxi) Upon the Merger, shares of T2 Stock representing "control" of T2, as defined in Section 368(c) of the Code will be exchanged solely for voting stock of Coram. For this purpose, any shares of T2 Stock exchanged for cash or other property originating from Coram will be treated as outstanding T2 Stock on the date of the Merger.

     (xxii) Upon the Merger, T2 will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in T2that, if exercised or converted, would affect Coram's acquisition or retention of control of T2, as defined in Section 368(c) of the Code.

OPINIONS

     We are of the opinion that, assuming the consummation of the Merger in accordance with the Merger Agreement and the accuracy of the factual statements and representations set forth above as of the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a) of the Code and Coram and T2 will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Accordingly, the following tax consequences will result to the T2shareholders:

     1. No gain or loss will be recognized by a T2shareholder upon receipt of shares of Coram Stock in exchange for his or her shares of T2 Stock pursuant to the Merger Agreement.

     2. The aggregate tax basis of the shares of Coram Stock received by a T2 shareholder in exchange for his or her shares of T2 Stock will be the same as the aggregate tax basis of the T2 Stock surrendered in the Merger (less any basis attributable to a fractional share of Coram Stock deemed to be received and disposed of).

     3. The holding period of the Coram Stock received by a T2 shareholder in the Merger will include the period during which such shareholder owned the shares of T2 Stock surrendered in exchange for the Coram Stock, provided the T2 Stock so surrendered was held as a capital asset at the Effective Time.

     4. Any shareholder of T2 who receives cash in lieu of a fractional share of Coram Stock will recognize gain or loss for federal income tax purposes equal to the difference between the cash received in lieu of such fractional share of Coram Stock and the basis which would otherwise be allocable to the fractional share of Coram Stock. For this purpose, the basis which would otherwise be allocable to a fractional share of Coram Stock will be determined as if such shareholder had received such fractional share of Coram Stock in the Merger.

     Our opinion is subject to the exceptions, limitations and qualifications set forth below.

     A. This opinion represents only our best legal judgment as to the probable outcome of the tax issues addressed herein and is not binding on the Internal Revenue Service or the courts. Our opinion is based on the Code and existing judicial decisions and administrative pronouncements, all of which are subject to change at any time, prospectively or retroactively. No assurance can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change could significantly alter the tax consequences of the Merger.

     B. This opinion addresses only the tax consequences specifically enumerated above and does not address any other federal, state, local or foreign tax consequences that may result to Coram, T2 or their shareholders from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In addition, we express no opinion regarding the tax consequences of the Merger that may be relevant to particular classes of T2 shareholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax and foreign persons. We furthermore express no opinion as to the tax treatment

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of the Merger to holders of warrants, options or other rights to purchase T2
Stock. Finally, we express no opinion as to the tax consequences to any party of any compensation for services paid in connection with or pursuant to the Merger.

     C. No opinion is expressed as to the tax consequences of the Merger if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any of such statements, representations or assumptions is incorrect, our opinion might be altered and may not be relied upon.


     D. This opinion is intended solely for the purpose of the satisfaction of the condition set forth in Section 8.2(b) of the Merger Agreement. This opinion may not be relied upon by any person or entity other than Coram and T2, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 of Coram.


                                          Very truly yours,


                                          /s/  BROBECK, PHLEGER & HARRISON

                                          --------------------------------------

                                               Brobeck, Phleger & Harrison


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